SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING

                                                Commission File Number 000-28277
                                                                     -----------

(Check  One)
[___]  Form  10-K  and  Form  10-KSB     [___]  Form  11-K
[___]  Form  20-F      [ X ] Form  10-Q  and  Form  10-QSB    [___] Form  N-SAR

     For  period  ended    September 30,  2003
                           -------------------

[___]  Transition  Report  on  Form  10-K  and  Form  10-KSB
[___]  Transition  Report  on  Form  20-F
[___]  Transition  Report  on  Form  11-K
[___]  Transition  Report  on  Form  10-Q  and  Form  10-QSB
[___]  Transition  Report  on  Form  N-SAR

     For  the  transition  period  ended ___________________________________


     Read  Attached  Instruction  Sheet  Before Preparing Form.  Please Print or
Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: _________________

________________________________________________________________________________



                                     PART I
                             REGISTRANT INFORMATION

     Full  name  of  registrant   Heritage  Worldwide,  Inc.
                                  ---------------------------

     Address  of  principal  executive  office  337  Avenue  de  Bruxelles-83507
                                                --------------------------------

     City,  State  and  Zip  Code    La  Seyne-Sur-Mer,  France
                                     --------------------------


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                                    PART II
                             RULE 12B-25(B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[ X ]   (a) The  reasons described in reasonable detail in Part III of this form could  not  be  eliminated  without  unreasonable  effort  or  expense;

[ X ] (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[___]    (c)  The  accountant's  statement  or  other  exhibit  required by Rule
12b-25(c)  has  been  attached  if  applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reason why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR, or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Due to unanticipated delays in completing its unaudited financial statements for the period ended September 30, 2003, Registrant has only recently provided such financial statements and related data to its independent accountants for review.

                                    PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

     Adam S. Gottbetter, Esq.                 (212)  400-6900
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                                        (Area Code)  (Telephone  Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s)


                                                   [ X ]   Yes        [__] No

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     (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                  [ X ]  Yes       [__] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reason why a reasonable estimate of the results cannot be made.

For the fiscal quarter ended September 30, 2003, the Registrant will include the results of Poly Implants Protheses, S.A. ("PIP"), its acquirer for accounting purposes in a reverse acquisition, in its financial statements. The results of PIP were not included in Registrant's financial statements for the corresponding period of its last fiscal year, the quarter ended September 30, 2002. No reasonable estimate or comparison of results can be made.




                            HERITAGE WORLDWIDE, INC.
    -----------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 14, 2003                           By:/s/  Jean Claude Mas
                                                     ----------------------
                                                     Jean Claude Mas, President,
                                                     Chief Executive Officer and
                                                     Chief Financial Officer


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